United States
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 18, 2009

FNB BANCORP
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

000-49693	92-2115369
(Commission File Number)	(IRS Employer Identification No.)

975 El Camino Real, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 588-6800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Directors.

As previously announced by the Registrant, Mr. Michael R. Wyman, Chairman of the Board of Directors of FNB Bancorp and First National Bank of Northern California, has resigned, effective as of December 31, 2009. On December 18, 2009, the Registrant announced that Ms. Lisa Angelot, a Director since 1999, has been appointed to serve as Chairwoman of the Board of Directors of FNB Bancorp and First National Bank of Northern California, effective upon the resignation of Mr. Wyman. Ms. Angelot will continue as a member of the committees of the Board of Directors on which she currently serves.

          On December 18, 2009, the Registrant announced that Dr. Thomas G. Atwood has been appointed Director of the FNB Bancorp and First National Bank of Northern California, effective as of January 1, 2010. Dr. Atwood previously served as a Director of First National Bank of Northern California for 19 years, starting in 1977. The committees of the Board of Directors on which Dr. Atwood is expected to serve are not known at this date.

          Dr. Atwood currently holds 479,500 shares or approximately 15% of FNB Bancorp stock, which includes 285,360 shares owned by Cypress Abbey Company, a corporation in which Dr. Atwood is the principal shareholder. Through its banking subsidiary, First National Bank of Northern California, the Registrant has and expects in the future to have banking transactions, including loans and other extensions of credit in the ordinary course of its business, with Dr. Atwood and Cypress Abbey Company, on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions with others. The Bank’s existing loans to Dr. Atwood and Cypress Abbey Company do not involve more than the normal risk of collectability or present other unfavorable features.

          A copy of the News Release issued by the registrant on December 21, 2009 is attached as Exhibit 99.83

          Item 9.01 Financial Statements and Exhibits.

               (c) Exhibits

                              99.83          News Release dated December 21, 2009, announcing the appointments of new Chairwoman, Ms. Lisa Angelot, and a new Director, Mr. Thomas G. Atwood.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNB BANCORP (Registrant)

Dated: December 21, 2009.	By:	/s/ Dave A. Curtis

Dave A. Curtis
Senior Vice President and
Chief Financial Officer